    Exhibit 99.1

February 15, 2012	Analyst Contact:	Andrew Ziola
918-588-7163
	Media Contact:	Megan Washbourne
918-588-7572

ONEOK Announces Two-for-One Stock Split

Subject to Shareholder Approval of Additional Shares

TULSA, Okla. – Feb. 15, 2012 – ONEOK, Inc. (NYSE: OKE) today announced that its board of directors has authorized a two-for-one split of ONEOK common stock, subject to shareholder approval of a proposal to increase the number of authorized shares of ONEOK common stock to 600 million from 300 million. The proposal will be voted on at the company’s 2012 annual meeting of shareholders on May 23, 2012.

“This proposed stock split follows several years of strong ONEOK share-price performance and underscores our confidence and commitment to continue to deliver attractive shareholder returns,” said John W. Gibson, ONEOK chairman and chief executive officer. “We anticipate the split will also put our stock price in a more attractive trading range for investors.”

If ONEOK’s shareholders approve the proposed increase in authorized shares, the stock split will consist of distributing to shareholders one share of ONEOK common stock for each share held as of May 24, 2012, the record date for the stock split. The additional shares would be distributed on or about June 1, 2012.

On Feb. 13, 2012, the company had 103.9 million shares outstanding.

The company last split its stock in June 2001, when it distributed to shareholders one share of common stock for each share outstanding.

ONEOK, Inc. (NYSE: OKE) is a diversified energy company. We are the general partner and own 42.8 percent of ONEOK Partners, L.P. (NYSE: OKS), one of the largest publicly traded master limited partnerships, which is a leader in the gathering, processing, storage and transportation of natural gas in the U.S. and owns one of the nation's premier natural gas liquids (NGL) systems, connecting NGL supply in the Mid-Continent and Rocky Mountain regions with key market centers. ONEOK is among the largest natural gas distributors in the United States, serving more than two million customers in Oklahoma, Kansas and Texas. Our energy services operation focuses primarily on marketing natural gas and related services throughout the U.S. ONEOK is a FORTUNE 500 company and is included in Standard & Poor's (S&P) 500 Stock Index.

For more information, visit the website at www.oneok.com.

For the latest news about ONEOK, follow us on Twitter @ONEOKNews.

ONEOK Announces Two-for-One Stock Split

February 15, 2012

Some of the statements contained and incorporated in this news release are forward-looking statements within the meaning of Section 27A of the Securities Act, as amended, and Section 21E of the Exchange Act, as amended. The forward-looking statements relate to our anticipated financial performance, liquidity, management’s plans and objectives for our future operations, our business prospects, the outcome of regulatory and legal proceedings, market conditions and other matters. We make these forward-looking statements in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995.

Forward-looking statements include the items identified in the preceding paragraph, the information concerning possible or assumed future results of our operations and other statements contained or incorporated in this news release identified by words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “should,” “goal,” “forecast,” “guidance,” “could,” “may,” “potential,” “scheduled,” and other words and terms of similar meaning. Forward-looking statements are subject to a variety of risks, uncertainties and assumptions and are not guarantees of future performance. An extensive list of factors that can affect future results are included in the Partnership’s Annual Report on Form 10-K for the most recently completed fiscal year and its subsequently filed Quarterly Reports on Form 10-Q.

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